Exhibit 99.1

Active Power Appoints Robert Greenberg to Board of Directors

Technology Veteran Brings More than 30 Years of Global IT Expertise and Leadership to Company Board

AUSTIN, Texas (March 17, 2009) – Active Power, Inc. (NASDAQ: ACPW) today announced Robert Greenberg, CIO and vice president for AGCO Corporation, one of the world’s largest manufacturers and distributors of agricultural equipment was elected to Active Power’s board of directors.

“Robert is an outstanding individual, bringing a wealth of experience and knowledge in IT strategy and execution; infrastructure management; and leadership and organization development,” said Jim Clishem, president and CEO, Active Power. “His more than 30 years in executive and management roles at global blue chip organizations will help Active Power execute against its commercialization strategy of building brand; building distribution; building for less; and building for innovation.”

Prior to joining AGCO in January 2009, Greenberg served as vice president and CIO at Nissan Americas, Inc., a subsidiary of Nissan Motor Ltd., from 2004-2008. In this role, Greenberg oversaw all information technology systems and services for the Americas. Prior to this, he was vice president of Information Technology at Avaya Inc., directing all applications and Internet services on a global scale. In addition to his stints at Nissan Americas and Avaya, Greenberg spent five years at Dell Computer serving in various director roles and more than 16 years at Exxon Corporation. While at Dell and Exxon, he garnered a wealth of international experience working in the Asia Pacific region.

“Active Power is clearly in the right place and the right time – as it offers the most efficient and reliable critical backup power solutions in the marketplace today,” said Robert Greenberg. “The fact the company has experienced a revenue increase of approximately 175 percent from 2004-2008 is testimony to the fact Active Power is and will continue to gain market share. I feel privileged to join this dynamic team and look forward to working closely with Active Power’s board during a very exciting time for the company.”

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:

Debbie Laudermilk	Lee Higgins
Investor Relations Manager	Public Relations Manager
512-744-9411	512-744-9488
dlaudermilk@activepower.com	lhiggins@activepower.com